Exhibit 10.9

Documentary Stamp Taxes: $

Intangible Taxes: $

Recording: $

Total: $

This instrument was prepared by:

Darryl H. Levy, Esq.

Greer, Herz & Adams, L.L.P.

2525 South Shore Blvd., Suite 203

League City, Texas 77573

After Recording, Return to:

Lesa L. Rosinski

Greer, Herz & Adams, L.L.P.

2525 South Shore Blvd., Suite 203

League City, Texas 77573

MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT

FINANCING STATEMENT AND FIXTURE FILING

This Mortgage, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing (hereinafter termed “Mortgage”) is entered into between TNP SRT OSCEOLA VILLAGE, LLC, a Delaware limited liability company (hereinafter termed “Mortgagor”) whose mailing address is 1900 Main Street, Suite 700, Irvine, California 92614, and AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company, whose mailing address is Attn: Mortgage and Real Estate Investment Department, One Moody Plaza, Galveston, Texas 77550 (hereinafter termed “Mortgagee”).

I. DEFINITIONS

1.1 The term “Indebtedness” shall mean and include:

(1) Any and all sums becoming due and payable pursuant to the Note, as hereinafter defined;

(2) Any and all other sums becoming due and payable by Mortgagor to Mortgagee including, but not limited to, (a) such sums as may hereafter be borrowed by Mortgagor from Mortgagee (it being contemplated that such future indebtedness may be incurred), including, but not limited to advancements or expenditures made by Mortgagee pursuant to the terms and conditions of this Mortgage or any other document evidencing, securing or otherwise relating to the Note and (b) the Twenty-Five Per Cent Profit Participation Payment, as defined below; and

(3) Any and all obligations, covenants, agreements and duties of any kind or character of Mortgagor now or hereafter existing, known or unknown, arising out of or in connection with the Note, this Mortgage, or any other document evidencing, securing or relating to the Note.

(4) All renewals, extensions, modifications, increases, consolidations and rearrangements of any or all of the obligations, covenants, agreements and duties of Mortgagor defined herein under the term Indebtedness, whether or not Mortgagor executes any renewal, extension, modification, increase, consolidation or rearrangement.

1.2 The term “Collateral” shall mean and include (a) all of the goods, articles of personal property, accounts, general intangibles, instruments, documents, furniture, furnishings, equipment and/or fixtures of every kind and nature whatever (including, without limitation, the items described in subsection (b) - (f) below) now or hereafter owned by Mortgagor, in or hereafter placed in, or used or which may become used, in connection with or in the operation of the Mortgaged Premises, together with all additions thereto, replacements thereof, substitutions therefor and all proceeds thereof; (b) all rents, rentals, payments, compensations, revenues, profits, incomes, leases, licenses, concession agreements, insurance policies, plans and specifications, contract rights, accounts, escrowed funds, and general intangibles in any way relating to the Mortgaged Property or used or useful in the use, enjoyment, ownership or operation of the Mortgaged Property; (c) all names, trade names, signs, marks, and trademarks under which the Mortgaged Property, or any part thereof, is known or operated and all of Mortgagor’s rights to carry on the business of Mortgagor under all such name or names and any variant or variance thereof; (d) all deposits, awards, damages, payments, escrowed monies, insurance proceeds, condemnation awards, impact fee credits, or other compensation, and interests, fees, charges or payments accruing on or received from or to be received on any of the foregoing in any way relating to the Mortgaged Property, or the ownership, enjoyment or operation of the Mortgaged Property (including, without limitation, the right to claim, collect, receive and receipt refunds and reimbursements from property taxing authorities, utilities and insurers) together with all proceeds of the foregoing described in this Section 1.2; (e) any and all cash, securities, un-certificated securities, investment property, securities accounts, financial assets, deposit accounts, securities entitlements and other personal property now or hereafter in or coming into or being credited to, or represented by any of the foregoing including, without limitation, any and all interest, dividends, rights, options, powers, splits and income thereon;; and (f) all products, proceeds, substitutions, and replacements of any of the above described collateral.

1.3 The term “Mortgaged Premises” shall mean and include (a) the real property situated in the County of Osceola, State of Florida, described in Exhibit “A” which is attached hereto and incorporated herein for all purposes; together with all buildings and improvements of every kind and description now or hereafter erected or placed thereon and all materials now or hereafter placed thereon intended for construction, reconstruction, alteration and repairs of such buildings and improvements, all of which materials shall be deemed to be included as a part of said real property immediately upon the delivery thereof to said real property; (b) all fixtures now or hereafter owned by Mortgagor and attached to, contained in or used in connection with said real property, and all renewals and replacements thereof, including but not limited to (i) all equipment, apparatus, machinery, motors, elevators, fittings and radiators, (ii) all plumbing, heating, lighting, ventilating, refrigerating, incinerating, air-conditioning and sprinkler equipment; (iii) all awnings, storm windows and doors, mantels, cabinets, rugs, carpeting, linoleum, stoves, shades, draperies, blinds and water heaters; (iv) such other goods and chattels and personal property as are usually furnished by landlords in letting an unfurnished building, or which shall be attached to said buildings and improvements by nails, screws, bolts, pipe connections, masonry or in any other manner; and (v) all built-in equipment as may be shown by plans and specifications.

1.4 The term “Mortgaged Property” shall mean the Mortgaged Premises and Collateral.

1.5 The term “Note” shall mean, individually and collectively, the following promissory notes that are of even date herewith, made by Mortgagor and payable to the order of Mortgagee,: (i) that certain Promissory Note in the original principal amount of $15,583,00.00 and all notes given in renewal, extension, modification, increase, consolidation or rearrangement of said promissory notes or any portion thereof (“Note 1”); and (ii) that certain Promissory Note in the original principal amount of $3,417,000 and all notes given in renewal, extension, modification, increase, consolidation or rearrangement of said promissory notes or any portion thereof (“Note 2”).

1.6 The term “Key Tenant Lease” means, individually and collectively, the Publix Lease, defined below, and the HH Gregg Lease, defined below.

1.7 The term “Master Lease” refers to that certain Master Lease dated on or about the date hereof concerning by and between Mortgagor as landlord and TNP SRT Osceola Village Master Lessee, LLC, a Delaware limited liability company, as tenant, concerning a portion of the Mortgaged Property as more particularly described therein, and all renewals, extensions and modifications of said Master Lease or any portion thereof.

1.8 The term “Master Lease Guaranty” shall mean, individually and collectively, refers to (i) that certain Guaranty executed by TNP Strategic Retail Trust, Inc., a Maryland corporation, on or about the date hereof in favor of Mortgagor concerning the Master Lease and all renewals, extensions and modifications of all or any portion thereof; and (ii) that certain Guaranty executed by Thompson National Properties, LLC, a Delaware limited liability company, on or about the date hereof in favor of Mortgagor concerning the Master Lease and all renewals, extensions and modifications of all or any portion thereof.

II. GRANT OF MORTGAGE

In consideration of Ten Dollars ($10.00) cash in hand paid, of Mortgagee’s advancing or extending to Mortgagor the funds or credit constituting a part of the Indebtedness, and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby grants and delivers unto Mortgagee a good first mortgage lien upon the above-described Mortgaged Property, for the purpose of securing the Indebtedness, and the full and complete performance of each and every obligation, covenant, duty and agreement of Mortgagor contained herein or in the Note or any other document executed by Mortgagor pertaining to the Note or as security therefor; TO HAVE AND TO HOLD such mortgage lien, together with the rights, privileges and appurtenances thereto belonging unto the Mortgagee and its substitutes, successors and assigns forever, and Mortgagor is hereby bound to warrant and forever defend the Mortgaged Property unto the Mortgagee, his substitutes or successors and their assigns, against the claims of all persons claiming any interest in the Mortgaged Property or any part thereof save and except only these items identified on Exhibit “B” attached hereto and incorporated herein for all purposes (the “Permitted Exceptions”).

III. ADDITIONAL SECURITY

As further security for the Indebtedness and the full and complete performance of each and every obligation, covenant, agreement and duty of Mortgagor contained herein or contained in any other document executed by Mortgagor pertaining to the Note or the security therefor:

A. Security Interest. Mortgagor hereby grants and conveys to Mortgagee a security interest in and lien on all of the Collateral. This Mortgage shall serve as a Security Agreement created pursuant to the Florida Uniform Commercial Code, and Mortgagee shall have and may exercise all rights, remedies and powers of a secured party under the Florida Uniform Commercial Code. Mortgagor hereby represents, warrants and covenants that (1) Mortgagor is the owner and holder of the Collateral free and clear of any adverse claim, security interest or encumbrance, except those created herein; (2) it will defend the Collateral, and the priority of the security interest created herein as a valid first security interest against all claims and demands of any person at any time claiming the same or any interest therein; (3) there are no financing statements executed by the Mortgagor, as Debtor, now on file in any public office except those financing statements which are being released contemporaneously with the delivery of this transaction or which have been authorized by Mortgagee; (4) Mortgagor authorizes Mortgagee to file or record such other and further agreements, financing statements and assignments in such offices and at such times as it is deemed by Mortgagee to be necessary or desirable; and (5) it will execute and deliver to Mortgagee such other and further agreements, financing statements and assignments as Mortgagee may request.

This Mortgage is intended to constitute a fixture filing in accordance with the applicable provisions of the Florida Uniform Commercial Code. The debtor is the Mortgagor and the secured party is the Mortgagee and their addresses are those set forth at the beginning of this Mortgage. Certain of the Mortgaged Property is or will become “fixtures” (as that term is defined in the Florida Uniform Commercial Code), and this Mortgage, upon being filed for record in the real estate records of the county wherein the Mortgaged Premises are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of the Florida Uniform Commercial Code upon such Mortgaged Property that is or may become fixtures.

Mortgagor covenants and agrees that Mortgagor will furnish Mortgagee with notice of any change in name, identity, organizational structure, mailing address, residence, state of formation or organization, principal place of business or location (as that term is defined in the Code) 30 days prior to the effective date of any such change. Mortgagor hereby authorizes the filing of any financing statements or other instruments deemed necessary by Mortgagee to prevent any filed financing statement from becoming misleading or losing its perfected status or to reinstate any lapsed financing statement.

Mortgagor agrees that the filing of a financing statement in the records normally having to do with personal property shall never be construed as in any way derogating from or impairing the express declaration and intention of the parties hereto, hereinabove stated, that everything used in connection with the production of income from the Mortgaged Property and/or adapted for use therein and/or which is described or reflected in this Mortgage is, and at all times and for all purposes and in all proceedings, legal or equitable, shall be regarded as real property irrespective of whether (i) any such item is physically attached to the real property or improvements thereon; (ii) serial numbers are used for the better identification of certain equipment items capable of being thus identified in a recital contained herein or in any list filed with Mortgagee; or (iii) any such item is referred to or reflected in any such financing statement so filed at any time. Similarly, the mention in any such financing statement of (x) rights in or to the proceeds of any fire and/or hazard insurance policy; (y) any award in eminent domain proceedings for a taking or for loss of value; or (z) Mortgagor’s interest as lessor in any present or future leases or subleases or rights to rents growing out of the use and/or occupancy of the Mortgaged Property, whether pursuant to lease or otherwise, shall never be construed as in any way altering any of the rights of Mortgagee as determined by this instrument or impugning the priority of this Mortgage or any of the other documents entered into in connection with the loan evidenced by the Note, but such mention in the financing statement is declared to be for the protection of Mortgagee in the event any court or judge shall at any time hold with respect to (x), (y), or (z) that notice of Mortgagee’s priority of interest to be effective against a particular class of persons, including, but not limited to, the federal government and any subdivision or entity of the federal government, must be filed in the Code records or otherwise perfected in the manner required by the Code.

B. Assignment of Condemnation Awards. To the extent of the full amount of the Indebtedness secured hereby and of the cost and expenses (including reasonable attorneys’ fees) incurred by Mortgagee in the collection of any award or payment, Mortgagor hereby assigns to Mortgagee any and all awards or payments, including all interest thereon, together with the right to receive the same, which may be made with respect to the Mortgaged Property as a result of (a) the exercise of the right of eminent domain, (b) the alteration of the grade or of any street, or (c) any other injury to or decreased value in the Mortgaged Property, as well as the right, but not the obligation, to, at Mortgagor’s expense, participate in and make decisions concerning the progress of any proceeding involving any such award or payment. Mortgagor shall give Mortgagee written notice of any such action or proceeding immediately upon Mortgagor’s becoming aware of same. All such damages, condemnation proceeds and consideration shall be paid directly and solely to Mortgagee whether or not an Event of Default has at such time occurred, and after first applying said sums to the payment of all costs and expenses (including reasonable attorneys’ fees) incurred by Mortgagee in obtaining such sums, Mortgagee may, at its option, apply the balance on the Indebtedness, in any order and whether or not then due, without prepayment or penalty, or to the restoration of the Mortgaged Property, or release the balance to Mortgagor. Said application or release shall not cure or waive any default. Notwithstanding the foregoing, if the Publix Lease and/or the HH Gregg Lease remain in full force and effect and such applicable lease is not terminated due to any such condemnation or taking then Mortgagee shall permit the condemnation proceeds to be made available for the repair and replacement of the Mortgaged Property if and to the extent that by any such non- terminated lease requires that such proceeds be made available for said purpose.

IV. ABSOLUTE ASSIGNMENT OF RENTS

In further consideration for the indebtedness evidenced by the Note, Mortgagor hereby absolutely and unconditionally assigns to Mortgagee all rents, revenues, profits and incomes from the Mortgaged Property or any portion thereof. Provided, however, so long as no Event of Default has occurred, Mortgagor is hereby granted a license to collect and retain the currently accruing rents, income and profits from the Mortgaged Property, but in no event may Mortgagor collect same for more than one (1) month in advance of the date upon such rents become due. If an Event of Default shall occur, however, thereupon, and at any time thereafter such default is continuing, Mortgagee may terminate such license and may, without any liability to Mortgagor, take possession and control of the Mortgaged Property and/or receive and collect all rents, revenues, profits and income, accrued or accruing thereafter so long as any of the Indebtedness remains unpaid, applying so much thereof as may be collected first to the expenses incident to taking possession and/or the collection thereof, and second to the payment of the Indebtedness other than the Note and then to the amount of the Note then remaining unpaid, at Mortgagee’s discretion, either principal or interest, in any order, and whether then matured or not, paying the balance, if any, to the Mortgagor. It is intended by Mortgagor and Mortgagee that this assignment of rents constitutes an absolute assignment and not an assignment for additional security only and that Mortgagee shall be entitled to exercise its rights hereunder whether or not Mortgagee is in possession of the Mortgaged Premises at such time. Mortgagor agrees to fulfill or perform each and every covenant of any and all leases and guaranties of leases of the Mortgaged Property so as to keep them at all times in full force and effect. Mortgagor agrees not to enter into any new lease, and not to make any modification, consent to any modification of, or cancel, terminate or consent to the surrender of any lease or any guaranty of such lease after such lease or guaranty has been executed by Mortgagor and the lessee or guarantor, as applicable, without the prior written consent of Mortgagee, not to be unreasonably withheld, conditioned or delayed for any leases or guaranties other than with respect to a Key Tenant Lease or any guaranty thereof for which any consent shall be in Mortgagee’s sole and absolute discretion); the failure to fulfill or perform any such covenant or the making of or consent to any such modification or cancellation, termination or surrender shall be an Event of Default; provided, however, that:

(A) until such time as there exists an uncured Event of Default, Mortgagor may in good faith in the ordinary course of business with tenants unaffiliated with the Mortgagor (i) enter into new leases for premises of 2,000 square feet or less for a term, including any extension options, of not more than five (5) years at prevailing market rates and (ii) exercise the landlord’s remedies for default in good faith in the ordinary course of business for any lease of 2.000 square feet or less including the exercise of any termination of such a lease for a tenant’s default. For purposes of calculating such square footage as provided in this Article IV, all leases with the same tenant or with affiliates of such tenant shall be aggregated; and

(B) enter into a lease modification for leases with premises of 2,000 square feet or less (aggregated as provided in subsection (B) above) may in good faith in the ordinary course of business with tenants unaffiliated with the Mortgagor if such modification (i) does not reduce any rent below prevailing market rates provided that with respect to any lease that is in existence on the date hereof, the Mortgagor may not reduce the rent during the term of such leases without

Mortgagee’s written consent, (ii) does not involve any reduction in term, (iii) does not extend the term including any extension options, for more than five (5) years beyond the existing term, and (c) does not otherwise materially modify the lease.

Nothing contained in this Mortgage or in any other document securing, evidencing or relating to the Indebtedness shall preclude Mortgagee from taking any action to cure or remedy any default of the Landlord under any lease of all or any portion of the Mortgaged Property or any guaranty of lease, or any act, omission or occurrence which but for the passage of time, the giving of notice, or both, would be a default under any such lease or guaranty of lease or take any other action in connection therewith and any amounts expended by Mortgagee in connection with such cure or remediation including, without limitation, reasonable attorneys fees and expenses, shall be an advance under and secured by this Mortgage and shall be included in the Indebtedness and shall be paid by Mortgagor to Mortgagee on demand. The preceding sentence shall not be construed to obligate Mortgagee to cure any such actual or potential lease defaults or any guaranty of lease defaults.

V. MORTGAGOR’S REPRESENTATIONS AND WARRANTIES

In order to induce Mortgagee to lend the funds evidenced by the Note, Mortgagor represents and warrants that:

A. Accurate Loan Information. All information and financial statements furnished or to be furnished to Mortgagee by or on behalf of Mortgagor in connection with the Indebtedness secured by this Mortgage is or at the time of delivery will be complete and accurate in all material respects.

B. Valid Title. Mortgagor is the lawful owner of the Mortgaged Property and has good right and lawful authority to mortgage and pledge the same.

C. Freedom from Encumbrances. The Mortgaged Property is free from any and all liens and encumbrances save and except only the Permitted Exceptions, and Mortgagor does warrant and will defend title to the Mortgaged Property against all claims or demand by third parties whatsoever save and except only the Permitted Exceptions.

D. Maintenance of Lien Priority. Mortgagor shall take all steps necessary to preserve and protect the validity and priority of the first mortgage lien on the Mortgaged Property created hereby. Mortgagor shall execute, acknowledge and deliver such additional documents as Mortgagee may deem necessary in order to preserve, protect, continue, extend or maintain the liens and security interests created hereby as first liens on the Mortgaged Property. All costs and expenses incurred in connection with the protection, preservation, continuation, extension or maintaining of the security interest and the liens herein created as valid first and subsisting liens shall be paid by Mortgagor.

E. Value of the Mortgaged Property. Mortgagor acknowledges that the value of the Mortgaged Property, as established by an appraisal submitted to Mortgagor, is substantially in excess of the Indebtedness secured hereby. Mortgagor acknowledges but for the Mortgaged

Property having a value in excess of the amount of the Indebtedness, Mortgagee would not make the loan evidenced by the Note and advance the funds hereunder. Mortgagor agrees that Mortgagee shall at all times have the benefit of the Mortgaged Property as the security for the Indebtedness even though the value thereof may now or in the future exceed the amount of the Indebtedness secured hereby.

F. Representations, Warranties and Covenants of a Limited Liability Company. Mortgagor hereby represents, warrants and covenants that:

(1) Mortgagor is a Delaware limited liability company created under that certain Certificate of Formation filed effective as of September 26, 2011 ( “Certificate of Formation”) and there are no amendments thereto and that certain Operating Agreement dated effective as of September 1, 2011 (“LLC Agreement”) and there are no amendments thereto.

(2) The only member of Mortgagor is TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership (the “Sole Member”).

(3) Any one of Anthony W. Thompson, Chief Executive Officer, Jack Maurer, President, or James Wolford, Chief Finance Officer, of TNP Strategic Retail Trust, Inc., a Maryland corporation, the sole general partner of the Sole Member, is authorized to execute and deliver the Note, this Mortgage, and all other documents which, pursuant to the terms of the Loan Documents, Mortgagee may now or from time to time hereafter require to be executed on behalf of Mortgagor, in connection with the Note, this Mortgage and the other Loan Documents, including but not limited to renewals, extensions, modifications, increases, consolidations and rearrangements of the Note and Mortgage, and no signature or any other action of any person or entity other than anyone of Anthony W. Thompson, Chief Executive Officer, Jack Maurer, President, or James Wolfhound, Chief Finance Officer, of TNP Strategic Retail Trust, Inc., a Maryland corporation, the sole general partner of the Sole Member shall be required to bind Mortgagor.

(4) Except for Permitted Transfers (hereinafter defined), Mortgagor will not permit any membership interest in Mortgagor to be sold, transferred, conveyed, encumbered or diluted or make any modification of the Certificate of Formation or LLC Agreement which shall have a material adverse effect on the rights of Mortgagee.

(5) Mortgagor and Sole Member are each, and shall each continue to be, (a) duly organized and existing under the laws of the State of Delaware and Maryland, respectively, or such other states under the laws of which Mortgagor or Sole Member may hereafter be organized, provided that neither Mortgagor nor Sole Member shall be permitted to change its structure to the extent any such change shall have a material adverse effect on the rights of Mortgagee and (b) duly qualified to transact business in each State where the conduct of the respective business of each requires it to be qualified.

G. Construction and Materials. Mortgagor hereby warrants, represents and covenants that all persons and entities who have provided labor or materials to or for the benefit of the Mortgaged Property by, through or under Mortgagor or otherwise at Mortgagor’s direction or request at any time prior to the date of this Mortgage have been paid in full.

H. Hazardous Waste. Mortgagor hereby represents and warrants that to its actual knowledge Mortgagor is not aware of any facts or circumstances which may give rise to any litigation, proceedings, investigations, citations or notices of violations resulting from the use, presence, generation, manufacture, storage, discovery or disposition of, on, under or about the Mortgaged Property or the transport to or from the Mortgaged Property of any Hazardous Materials, defined below. Mortgagor hereby represents and warrants that the Mortgaged Property is not in violation of and Mortgagor covenants and agrees not to use or knowingly permit the use of the Mortgaged Property for any purpose which would be in violation of, any federal, state or local health or environmental statute, regulation, ordinance or publication which is presently in effect or that may be promulgated in the future, as such statutes, regulations, ordinances and publications may be amended from time to time relating to Hazardous Materials, including, without limitation, with respect to industrial hygiene or to health or environmental conditions on, under, or about the Mortgaged Property (including, but not limited to, soil and ground water conditions) or with respect to the owner’s or occupant’s thereof. The foregoing representations and warranties shall survive foreclosure under this Mortgage and shall constitute continuing representations and warranties to Mortgagee, its successors and assigns, as to conditions existing prior to foreclosure or in deed in lieu of foreclosure only. The term “Hazardous Materials”, as used in this Mortgage, shall include but not be limited to:

(i)	petroleum, petroleum based products and oil;

(ii)	asbestos of any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls (sometimes known as a “pcb”);

(iii)	tanks, whether empty, filled or partially filled with any substance, material, chemical or other waste;

(iv)	any substance, material, chemical or other waste including, without limitation any explosive, flammable substances, explosives or radioactive materials, hazardous or toxic waste, hazardous or toxic materials, hazardous, toxic or radioactive substances, contaminants or pollutants and any of the preceding which are defined as or included in the definition of “Hazardous Substance”, “Hazardous Waste”, “Hazardous Material” or “Toxic Substance” or other similar or related terms under any applicable local, state or federal statute, regulation, ordinance or publication (individually and collectively the “Environmental Laws”), including but not limited to including but not limited to:

(1)	Resource Conservation and Recovery Act of 1976 (commonly referred to as the Solid Waste Disposal Act), 42 U.S.C. 6901 et seq.

(2)	Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq.

(3)	Clean Air Act, 42 U.S.C. Sections 7401 et seq.

(4)	The Water Pollution and Prevention and Control Act (commonly referred to as the Clean Water Act) 33 U.S.C. Sections 1251-et seq.

(5)	Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.

(6)	Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq.

(7)	Toxic Substances Control Act, 15 U.S.C. 2601 et seq.

(8)	Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.

(9)	Florida Resource Recovery and Management Act, Florida Water Quality Assurance Act of 1983, Florida Resource Conversation and Recovery Act, Florida Air and Water Pollution Control Act, Florida Safe Drinking Water Act, and Florida Pollution Spill Prevention and Control Act,

as such statutes, regulations, ordinances and publications may be amended from time to time;

(v)	any other material, substance, chemical or other waste, exposure to which is prohibited, limited or regulated from time to time by any federal, state or local statute, regulation, ordinance or publication or may pose a hazard to the health and/or safety of the occupants of the Mortgaged Property or any other adjacent property.

NOTWITHSTANDING ANY NON-RECOURSE LANGUAGE OF THE NOTE OR THIS MORTGAGE, Mortgagor hereby agrees to INDEMNIFY AND HOLD HARMLESS Mortgagee, its directors, officers, employees, attorneys, contractors and agents, and any successors and assigns, their directors, officers, employees, and agents (individually and collectively the “Indemnitees”), from and against any and all loss, damage, expense or liability (including reasonable attorneys fees and investigatory expenses) incurred arising out of the use, occurrence, generation, storage, transportation or disposal of Hazardous Materials on or about the Mortgaged Property by Mortgagor, its present tenants or any future tenants, any prior owner, operator or tenant of the Mortgaged Property, or any third party, including, without limitation, (i) all foreseeable and all unforeseeable consequential damages, directly or indirectly arising out of the use, occurrence, generation, storage, transportation or disposal of Hazardous Materials by Mortgagor, past, present or future tenants, owners or operators of the Mortgaged Property, or any third party, and (ii) the cost of any required or necessary repair, cleanup or detoxification, claimed, threatened or asserted against any such Indemnitee; SUCH INDEMNITY AND HOLD HARMLESS SPECIFICALLY INCLUDES ANY LOSS, DAMAGE, EXPENSE OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY OR SIMPLE NEGLIGENCE, AS OPPOSED TO THE GROSS NEGLIGENCE, OF AN INDEMNITEE AND FOR ANY ACTION OR OCCURRENCE FOR WHICH THE INDEMNITEE MAY INCUR

STRICT LIABILITY, but such indemnity and hold harmless shall not apply with respect to any Hazardous Substances which first occurred on the Mortgaged Property after any foreclosure of this Mortgage or conveyance in lieu thereof, after the sale of the Mortgaged Property pursuant to a transaction undertaken with Noteholder’s consent as provided in this Mortgage, or to the extent that such loss, damage, expense or liability is caused by or attributable to such Indemnitee’s gross negligence or willful misconduct. Mortgagor’s obligations pursuant to the foregoing indemnity and hold harmless shall survive any termination of the estate created by this Mortgage whether as a result of the exercise by Mortgagee of any default remedies available to it at law or in equity or otherwise. Mortgagor acknowledges and agrees that as a condition precedent to making the loan to Mortgagor evidenced by the Note secured by this Mortgage, Mortgagee has required that Mortgagor provide to the Indemnitees the indemnity set forth herein and that Mortgagee would not consummate the loan without this indemnity and hold harmless and that the indemnity and harmless contained herein is a material inducement for Mortgagee’s agreement to make the loan. Further, Mortgagor agrees that the foregoing indemnification is separate, independent of and in addition to its undertakings as Mortgagor under the Note, as Mortgagor under this Mortgage, as Assignor under the Absolute Assignment of Leases and Rents and any and all other documents, agreements and undertakings executed by Mortgagor in favor of Mortgagee pursuant to the Note. Mortgagor agrees that a separate action may be brought to enforce the provisions of this indemnification and hold harmless, which shall in no way be deemed to be an action on the Note or under this Mortgage, whether or not Mortgagee would be entitled to a deficiency judgment following a foreclosure sale of the Mortgaged Property.

Except as otherwise disclosed to Mortgagee in writing, to Mortgagor’s actual knowledge, the present uses and occupancies of the Mortgaged Property do not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not and if a third-party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the use and/or operation of the Mortgaged Property, Mortgagor has obtained such approval from such party;

To Mortgagor’s actual knowledge, the Mortgaged Property has never been used, nor has Mortgagor used the Mortgaged Property, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Materials. Except as disclosed in any environmental reports for the Mortgaged Premises (collectively, the “Environmental Reports”) provided to Mortgagee prior to the date hereof, no Hazardous Materials, to Mortgagor’s actual knowledge, exist on or under the Mortgaged Property or in any surface water(s) or groundwater(s) on or under the Mortgaged Property. Except as may be disclosed in the Environmental Reports, to Mortgagor’s actual knowledge, the Mortgaged Property and its prior uses have at all times complied with all Environmental Laws, and Mortgagor has not violated, and will not violate, any Environmental Laws;

There are no facilities on the Mortgaged Property which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. sec. 11022), and federal regulations promulgated thereunder. The Mortgaged Property does not contain any underground storage tanks.

VI. ADDITIONAL COVENANTS OF MORTGAGOR

As long as any of the Indebtedness remains unpaid, Mortgagor covenants and agrees that:

A. Payment of Indebtedness. Mortgagor will pay the Indebtedness promptly when due and payable.

B. Payment of Taxes and Other Assessments. Mortgagor will pay all taxes, assessments and other governmental, municipal or other public dues, charges, fines, or impositions imposed or levied upon the Mortgaged Property or on the interest created by this Mortgage, or any tax or excise on rents or other tax, however described, assessed or levied by any state, federal or local taxing authority as a substitute, in whole or in part, for taxes assessed or imposed on the Mortgaged Property or on the interest created by this Mortgage, and at least ten (10) days before said taxes, assessments and other governmental charges are due will exhibit receipts therefor to Mortgagee. If any tax or assessment is levied, assessed or imposed on Mortgagee as a legal holder of the Note or any interest in the documents securing, evidencing or relating to the Note by any governmental authority, then unless all such taxes are paid by Mortgagor as they become due and payable and in the opinion of Mortgagee based on consultation with its counsel, such payment by Mortgagor is lawful and does not place Mortgagee in violation of any law, Mortgagee may, at its option, declare the Indebtedness immediately due and payable, but in this event no prepayment premium shall be due or payable. Notwithstanding the foregoing, Mortgagor shall have the right to challenge any such levy, assessment or imposition; provided, however, that (1) such a challenge shall be lawful; (2) such a challenge shall not place Mortgagee in violation of any law; (3) Mortgagor shall indemnify and hold Mortgagee harmless from any and all loss, liability, cost or expense that may arise due to Mortgagor’s challenge; and (iv) such contested item and all costs and penalties, if any, shall have been paid at least thirty (30) days before the date on which the Mortgaged Property, or any portion thereof, may be sold in order to satisfy any such contested items. Upon a final determination as to Mortgagor’s challenge, Mortgagor shall immediately pay any and all such taxes, assessments or other governmental charges deemed to be due and payable. If Mortgagor fails to timely pay or cause such amounts to be paid prior to delinquency, Mortgagee may, at its option declare the Indebtedness immediately due and payable.

C. Insurance. Mortgagor shall keep the Mortgaged Property insured against loss or damage by fire, windstorm, extended coverage perils, flood (in the event any of the Mortgaged Premises is within a 100-year flood plain and flood insurance is available pursuant to the United States Flood Disaster Protection Act of 1973 or any similar or successor statute or successor governmental authority), vandalism, malicious mischief and such other hazards, casualties or other contingencies and in such amounts (but in no event less than the greater of the amount of the Indebtedness from time to time secured hereby or the full replacement value thereof) as from time to time may be required by Mortgagee, and maintain rents or rental value insurance coverage, in an amount at least adequate to cover twelve (12) months’ principal and interest installments on the Note and together with twelve (12) months’ property taxes and insurance premiums, with respect to the Mortgaged Property covering the risk of loss due to the occurrence of any of the foregoing hazards, in each case and in such amounts, in such manner and in such companies as the Mortgagee may approve, and all such policies shall contain a waiver of subrogation and provide that any losses payable thereunder shall (pursuant to standard mortgagee clauses without contribution, including one providing that such insurance as to the interest of Mortgagee shall not be invalidated by any act or omission or neglect of Mortgagor, to be attached to each policy) be payable to Mortgagee. Mortgagor shall cause duplicate originals of any and all such insurance policies to be deposited with Mortgagee. Mortgagor will also carry public liability insurance, in such form, amounts and with such companies as Mortgagee may from time to time reasonably require, with Mortgagee included thereon as a named insured. Any or all of such policies may be provided under a blanket policy or policies provided such blanket policies allocate the amount of insurance required hereunder to the Mortgaged Property. Mortgagor shall cause duplicate originals of any and all such insurance policies to be deposited with Mortgagee, or certificates of the insurers under such policies evidencing same. At least ten (10) days prior to the date the premiums on each such policy or policies shall become due and payable, Mortgagor shall furnish to Mortgagee evidence of the payment of such premiums. Each of such policies shall contain an agreement by the insurer that the same shall not be canceled or modified without at least ten (10) days’ prior written notice to Mortgagee. In the event of loss under any such policy, Mortgagor shall give immediate written notice to the insurance carrier and to Mortgagee. With respect to all insurance policies except public liability insurance, Mortgagee is hereby authorized, but not required, on behalf of and at the expense of Mortgagor, whether or not an Event of Default has then occurred, to make proof of loss, to collect for, adjust or compromise any losses under any insurance policy on the Mortgaged Property, to appear in and prosecute any action arising from any of such insurance policies, and to apply, at Mortgagee’s option, the loss proceeds (less expenses of collection) on the Indebtedness, in any order and whether due or not, or to the restoration of the Mortgaged Property, or to be released to Mortgagor, but any such application or release shall not cure or waive any default. In case of a sale pursuant to the foreclosure provision hereunder, or any conveyance of all or any part of the Mortgaged Property in extinguishment of the Indebtedness, complete title to all insurance policies on or related to the Mortgaged Property, and the unearned premiums of same shall pass to and vest in the purchaser or grantee of the Mortgaged Property.

D. Escrow for Taxes and Insurance. Mortgagor shall pay, in addition to the installments payable under the Note, on the same day as such installments are due and payable, a sum equal to 1/12th of the estimated annual taxes, hazard and rental insurance premiums, and special assessments, if any, next due on the Mortgaged Property. If the amount so paid is not sufficient to pay such taxes, insurance premiums and assessments when due, then Mortgagor will immediately deposit with Mortgagee amounts sufficient to pay the same. Funds deposited by Mortgagor pursuant to this provision shall be used to pay such taxes, insurance premiums and assessments when due, provided that Mortgagor has furnished Mortgagee with all tax statements, premium notices and other such notices at least thirty (30) days prior to the date that any such taxes, premiums and assessments may be due. If there is a default under the provisions of the Note or of this Mortgage, Mortgagee may elect, at any time after default, to apply the funds accumulated under this provision against the Indebtedness in any manner or order. No interest shall accrue or be allowed on any payments under the provisions of this paragraph. Mortgagee shall not be required to deposit or hold monies in an account special or separate from its general funds. Mortgagor expressly releases Mortgagee from any liability to Mortgagor arising out of the maintenance by Mortgagee of an escrow as provided herein or for payment of any sums out of such escrow. Mortgagor further indemnifies Mortgagee against claims arising out of payment of taxes or insurance premiums where Mortgagor has failed to provide Mortgagee with tax statements and premium notices as required hereby. The maintenance by Mortgagee of an escrow for taxes and insurance shall not relieve Mortgagor of its obligations under this Mortgage respecting taxes and insurance on the Mortgaged Property.

E. Patriot Act.

(1) As of the date of this Mortgage, Mortgagor is and, during the term of this Mortgage shall remain, in full compliance with all the applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, including but not limited to, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. 1956, 1957, or the Bank Secrecy Act, 31 U.S.C. 5311 et seq. and any amendments or successors thereto and any applicable regulations promulgated thereunder.

(2) Mortgagor represents and warrants that: (i) neither it, nor to its actual knowledge, any of its Tier Two Owners (as defined below), or any officer, director or employee, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) it is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; (iii) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation; iv) no funds will be used to make any payments due hereunder or pursuant to the Note which were obtained directly or indirectly from a Specially Designated National and Blocked Person or otherwise derived from a country that is subject to a United States Embargo; and (v) no current or future tenant of any portion of the Mortgaged Property, nor any officer, director, member, manager, partner or Constituent Owner of such tenant, is or will become named a Specially Designated National and Blocked Person; provided that, in the event that a tenant of any portion of the Mortgaged Property is a publicly-traded company whose shares are listed on a national stock exchange, such representation and warranty shall not apply to shareholders of such tenant.

(3) Mortgagor acknowledges that it understands and has been advised by legal counsel on the requirements of the applicable laws referred to above, including the Money Laundering Control Act, 18 U.S.C. 1956, 1957, the Bank Secrecy Act, 31 U.S.C. 5311 et seq., the applicable regulations promulgated thereunder, and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq.

(4) Mortgagor shall notify Mortgagee immediately upon receipt of any information indicating a breach of this Section VI.E. or if Mortgagor or any officer, director, member, manager, member, employee or Constituent Owner of Mortgagor is custodially detained on charges relating to money laundering, whereupon Mortgagee shall be entitled to take all actions necessary so that Mortgagee is in compliance with all Anti-Money Laundering Regulations. Any and all loss, damage, liability, penalty, fine or expense (including reasonable attorney’s fees and investigatory expenses) incurred by Mortgagee in connection therewith, including but not limited to attorney’s fees, shall be included in the Indebtedness secured hereunder and shall immediately be due and payable by Mortgagor to Mortgagee.

F. Waste, Demolition, Alteration or Replacement. Mortgagor will cause the Mortgaged Property and every part thereof to be maintained, preserved and kept in safe and good repair, working order and condition, will not commit or permit waste thereon, will not remove, demolish or alter the design or structural character of any building now or hereafter erected on the Mortgaged Premises, without the prior written consent of Mortgagee, and will comply with all laws and regulations of any governmental authority with reference to the Mortgaged Property and the manner and use of the same, and will from time to time make all necessary and proper repairs, renewals, additions and restorations thereto so that the value and efficient use thereof shall be fully preserved and maintained. Mortgagor agrees not to remove any of the fixtures or personal property included in the Mortgaged Property without the prior written consent of Mortgagee and unless immediately replaced with like property of at least equal value. Mortgagor shall act as necessary to continue or cause the continuance of such income producing activity as is presently conducted upon or contemplated for the Mortgaged Property.

G. Inventory of Personal Property. Upon request of Mortgagee, Mortgagor shall deliver to Mortgagee an inventory describing and showing the make, model, serial number and location of all fixtures and personal property owned by Mortgagor and from time to time used in the management, maintenance and operation of the Mortgaged Property (other than inventory or property, if any, expressly excluded from the operation of this Mortgage by separate written agreement) with a certification by Mortgagor that said inventory is a true and complete schedule of such fixtures and personal property owned by Mortgagor and used in the management, maintenance and operation of the Mortgaged Property and that such items specified in the inventory constitute all of the fixtures and personal property required in the management, maintenance and operation of the Mortgaged Property and that such items are owned by Mortgagor free and clear of security interests, liens, conditional sales contracts or title retention arrangements except for those for the benefit of the Mortgagee. Mortgagor hereby grants to Mortgagee a security interest in all such items of fixtures and personal property owned by Mortgagor under the terms and conditions of this Mortgage.

H. Financial Statement. Mortgagor will furnish to Mortgagee within one hundred twenty (120) days after the first day of each and every January (the “Financial Statement Due Date”) until the Indebtedness secured hereby has been fully paid, the annual audited financial statements of Mortgagor covering the operation of the Mortgaged Property, each such statement prepared in accordance with generally accepted accounting principles and each such statement prepared and signed by an independent certified public accountant approved by and acceptable to Mortgagee.

The financial statements shall contain the Mortgagor’s certification that, during the period of time covered by the particular statement, to Mortgagor’s knowledge,(i) no activity has been conducted upon the Mortgaged Property in violation of any state, federal or local law, ordinance or regulation pertaining to Hazardous Materials, industrial hygiene or environmental conditions, and (ii) the Mortgaged Property complies with all legal requirements regarding access and facilities for handicapped or disabled persons, including, without limitation, and to the extent applicable, Part V of the Florida Building Construction Standards Act entitled “Accessibility by Handicapped Persons,” Chapter 553, Fla. Stat.; the Federal Architectural Barriers Act of 1988 (42 U.S.C. § 4151, et seq.), The Fair Housing Amendment Act of 1988 (42 U.S.C. § 3601, et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), and The Rehabilitation Act of 1973 (29 U.S.C. § 794).

If Mortgagor does not deliver the financial statements as and when required by this paragraph, there shall be added to the Indebtedness and Mortgagor agrees to pay upon demand Two Hundred Dollars ($200.00) for each calendar month or part thereof following the Financial Statement Due Date until the required financial statements are delivered to Mortgagee.

I. Restrictions upon Sale, Transfer or Mortgaging the Mortgaged Property or the Interest in Mortgagor. Mortgagor acknowledges that Mortgagee is relying on the credit worthiness and skill of Mortgagor in advancing sums secured hereby. Except for a natural person’s transfer by will or applicable state intestacy laws (collectively, together with any other matters specifically defined below, “Permitted Transfers”):(i) if the Mortgagor should sell, trade, convey, transfer, mortgage, assign, exchange, pledge or encumber (including, without limiting these provisions or any similar references in this Mortgage, the granting of a security interest in) all or any part of the Mortgaged Property, or any interest of Mortgagor therein, absolutely or as security for a debt or other obligation, whether done in a direct or indirect method or enter into any contractual arrangements to do so, or (ii) if a shareholder, partner, member, trustee or beneficiary of Mortgagor (sometimes, a “Tier Two Owner”) or if any shareholder, partner, member, trustee or beneficiary of any Tier Two Owner (sometimes, a “Tier Three Owner”) (all and any “Tier Two Owners” and “Tier Three Owners” are individually and collectively a “Constituent Owner”) should sell, trade, convey, transfer, mortgage, assign, exchange, pledge or encumber (including, without limiting these provisions or any similar references in this Mortgage, the granting of a security interest in) all or any part of its interest in Mortgagor or if such shareholder, partner, member, trustee or beneficiary in or of Mortgagor shall otherwise be diluted, or (iii) if Mortgagor shall in any way, voluntarily or involuntarily be divested of title or of any interest in the Mortgaged Property, then the Mortgagee, at its option, may elect to accelerate the maturity of the Note and declare the entire amount of the Indebtedness immediately due and payable whereupon Mortgagor shall have thirty (30) days to pay the full sum of the Indebtedness including, without limitation, principal and interest, whether or not any such sale, trade, conveyance, transfer, mortgage, assignment, exchange, pledge, or encumbrance might diminish the value of the security for the Indebtedness or increase the likelihood of an Event of Default or increase the likelihood of the Mortgagee having to resort to any other security for the Indebtedness after default or add or remove liability of any party for payment or performance of the Indebtedness. Mortgagor further agrees that the foregoing restriction shall be effective and remain in full force and effect throughout the term of this Mortgage and shall be applicable to Mortgagor, each shareholder, partner, member, trustee and beneficiary and each Constituent Owner and their respective heirs, executors, administrators, successors and assigns. The consent by the Mortgagee to any one such sale, trade, conveyance, transfer, mortgage, assignment, exchange, pledge, or encumbrance (one or more of the preceding a “Transaction”) shall not waive or forfeit the right of Mortgagee to elect to accelerate the Indebtedness to maturity as to any other Transaction. Mortgagor further covenants and agrees to give written notice to Mortgagee in the event there occurs any Transaction which would violate the terms and conditions of this provision. The term “Transaction” shall include any voluntary or involuntary act or omission of Mortgagor. Nothing herein contained shall prevent Mortgagee from accelerating the Note at any time in the event Mortgagor enters into such a transaction and does not notify Mortgagee of same.

Notwithstanding the foregoing provisions of this Article VI (6)(I), transfers of interests in Constituent Owners in the ordinary course of the sales, conveyances and transfers in the ordinary course of real estate investment trust operations shall be “Permitted Transfers” so long as TNP Strategic Retail Trust, Inc., a Maryland corporation, is and at all times will remain the general partner of TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership (the “OP”), and that the OP is and at all times will remain the sole member of the Mortgagor.

No Transaction pursuant to the foregoing provisions of this Article VI (6) defined as “Permitted Transfers” shall in any way release Mortgagor or any other party liable on any of the Indebtedness or liable under any document securing, evidencing or relating to the Indebtedness from any such liability unless expressly provided in this Agreement or an assumption agreement executed by Mortgagee.

K. Delivery of Substitute Note. Mortgagor will, if the Note is mutilated, destroyed, lost or stolen, deliver to Mortgagee, in substitution therefor, a new promissory note containing the same terms and conditions as the Note with a notation thereon of the unpaid principal and accrued but unpaid interest. Mortgagor shall be furnished with satisfactory evidence of the mutilation, destruction, loss or theft of the Note, and also such security or indemnity as may be reasonably requested by Mortgagor; provided, however, that if the original Mortgagee named herein is the then Mortgagee under this Mortgage, an unqualified indemnity from the original Mortgagee named herein shall be deemed to be satisfactory security or indemnification.

L. Compliance with Covenants, Conditions, Restrictions and Recorded Documents. Mortgagor shall, and shall cause the Mortgaged Property, to fully and timely comply with all restrictions covenants, conditions and agreements benefiting, burdening or imposed on the Mortgaged Property or any portion thereof or the owner of all or such portion of the Mortgaged Property.

M. Patriot Act Compliance. Without limiting the generality of Article VI (E) above, the Mortgagor shall conduct its business in accordance with the Patriot Act (as hereinafter defined) and all applicable requirements of government authorities having jurisdiction over Mortgagor and its properties and assets, including those relating to money laundering and terrorism. “Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2002, as the same may be amended from time to time, and corresponding provisions of future laws.

N. ERISA. As of the date hereof and throughout the term of this Mortgage, (i) Mortgagor is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA: (ii) the assets of Mortgagor do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA: (iii) Mortgagor is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA; (iv) transactions by or with Mortgagor are not and will not be subject to state statutes applicable to Mortgagor regulating investments of fiduciaries with respect to governmental plans; and (v) Mortgagor shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Mortgagee of any of its rights under this Mortgage, the Note, or the other loan documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Mortgagor further agrees to deliver to Mortgagee such certifications or other evidence of compliance with the provisions of this section as Mortgagee may from time to time request.

O. Segregated Parcel. The Mortgaged Property shall be taxed separately without regard to any other real estate and the real property described on Exhibit “A” shall constitute a legally subdivided lot under all applicable statutes, regulations, ordinances or publications and for all purposes may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

P. Compliance with Master Lease and Master Lease Guaranty. Without limiting the generality of Article IV, Mortgagor shall fully and timely comply with the provisions of the Master Lease and the Master Lease Guaranty, so as to keep them in full force and effect and free from default.

Q. Single Purpose Entity.

(1) Generally. Until the Indebtedness is paid in full, Mortgagor must remain an SPE (as defined herein).

(2) For purposes of this Agreement, “SPE” shall mean, a Delaware or Maryland corporation, limited partnership or limited liability company which, at all times since its formation and thereafter:

(a) shall not engage in any business or activity, other than the ownership, operation and maintenance of the Mortgaged Property and activities incidental thereto;

(b) shall not acquire or own any assets other than fee or leasehold interests, as applicable, in any of the Mortgaged Property as may be necessary for the operation of the Mortgaged Property and shall conduct and operate its business as presently conducted and operated;

(c) shall preserve its existence and remain in good standing under the laws of jurisdiction in which it is organized;

(d) shall not merge or consolidate with any other natural person or entity (either being a “Person”);

(e) except as a result of Permitted Transfers, shall not take any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; or except for Permitted Transfers, transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable; or issue additional partnership, membership or other equity interests, as applicable; or seek to accomplish any of the foregoing;

(f) shall not: (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; or (iii) make an assignment for the benefit of creditors or take any action in furtherance of the foregoing;

(g) shall not amend or restate its organizational or governing documents if such change would modify the requirements set forth in this Article VI(Q);

(h) shall do all things necessary to observe organizational formalities and will not take any actions in violation of or inconsistent with the terms and provisions of the Trust Agreement or other applicable organizational documents;

(i) shall not own any subsidiary or make any investment in, any other Person;

(j) shall not commingle its assets with the assets of any other Person and shall hold all of its assets in its own name;

(k) shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than the Indebtedness and customary unsecured trade payables incurred in the ordinary course of owning and operating the Mortgaged Property;

(l) shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;

(m) shall only enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate of Grantor or any guarantor, or any general partner, member, principal or affiliate thereof, upon terms and conditions that are intrinsically fair, are in writing and substantially similar to those that would be available on an arm’s-length basis with third parties;

(n) shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(o) shall not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of another Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(p) shall not make any loans or advances to any other Person and shall not acquire obligations or securities of its affiliates;

(q) shall file its own tax returns separate from those of any other Person, except to the extent that Mortgagor is treated as a “disregarded entity” or investment trust for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law;

(r) shall hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, shall correct any known misunderstanding regarding its separate identity and shall not identify itself or any of its affiliates as a division or part of the other;

(s) shall allocate fairly and reasonably shared expenses (including, without limitation, shared office space) and use separate stationery, invoices and checks;

(t) shall pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds;

(u) shall not acquire obligations or securities of its partners, members or shareholders, as applicable; and

(v) shall maintain a sufficient number of employees (if any) in light of its contemplated business operations.

R. Ownership Requirements. Mortgagor covenants and agrees that at all times TNP Strategic Retail Trust, Inc., a Maryland corporation, is and at all times will remain the general partner of TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership and that the TNP Strategic Retail Operating Partnership, L.P. is and at all times will remain the sole member of the Mortgagor.

VII. SATISFACTION OF MORTGAGE

If Mortgagor shall well and truly pay, or cause to be paid, all of the Indebtedness and does keep and perform each and every covenant, duty, condition, and stipulation herein imposed on Mortgagor, in the Note contained, or in any other document securing, evidencing or relating to the Indebtedness, then this Mortgage and the grants and conveyances contained herein shall become null and void, and Mortgagee shall, at Mortgagor’s cost and expense, deliver to Mortgagor proper documents acknowledging satisfaction of this document; otherwise, this Mortgage shall remain in full force and effect.

VIII. EVENTS OF DEFAULT

8.1 Acts Constituting Default. Mortgagor will be in default under this Mortgage upon the happening of any of the following events or conditions, or the happening of any other Event of Default as defined elsewhere in this Mortgage (herein collectively referred to as an “Event of Default”):

(1) Mortgagor fails to make when due any payment of principal or interest or any installment of principal and interest under the Indebtedness.

(2) Mortgagor fails to keep or perform any of the covenants, conditions or stipulations contained in this Mortgage, the Note or in any other documents securing, evidencing or relating to the Indebtedness (and specifically including, without limitation, the Master Lease and the Master Lease Guaranty) other than any event or condition specified in Section 8.1(1), 8.1(3), 8.1(4), 8.1(5), 8.1(6), 8.1(7) or 8.1(8), ; provided, however, that the remedy for any such Event of Default defined in this Section 8.1(2) shall be subject to the provisions of Section 8.2 below.

(3) Any warranty or representation made in this Mortgage by Mortgagor is determined by Mortgagee to be untrue in any material respect when made.

(4) Any person, corporation or other entity that (a) owns all or any part of the Mortgaged Property, (b) is liable for the payment of all or any part of the Indebtedness, or (c) is a guarantor of all or any part of the Indebtedness (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition or answer in bankruptcy as a Debtor or seeking reorganization or an arrangement or otherwise to take advantage of any State or Federal bankruptcy or insolvency law, (iii) makes an assignment for the benefit of creditors, (iv) files a petition for or consents to the appointment of a receiver for its assets or any part thereof, or (v) without its consent has a petition filed in any bankruptcy or insolvency proceeding or an order, decree or judgment entered by a court of competent jurisdiction appointing a receiver of the Mortgaged Property or approving a petition filed against it seeking reorganization or an arrangement of it or its assets or debts under any bankruptcy or insolvency law and such petition, order, decree or judgment is not dismissed, vacated, set aside or stayed within sixty (60) days from the date of entry.

(5) Except for Permitted Transfers, Mortgagor sells, trades, conveys, transfers, mortgages, assigns, exchanges, pledges or encumbers (including, without limiting these provisions or any similar references in this Mortgage, the granting of a security interest in) the Mortgaged Property, the Collateral or any portion thereof or interest therein, or, except for Permitted Transfers, Mortgagor or any shareholder, partner, member, trustee or beneficiary of Mortgagor or a Constituent Owner sells, trades, conveys, transfers, mortgages, assigns, exchanges, pledges or encumbers (including, without limiting any of the provisions of this subparagraph, the granting of a security interest in) any part of its interest in Mortgagor or any Constituent Owner, except for Permitted Transfers, or any such event occurs involuntarily to Mortgagor or such shareholder, partner, member, trustee or beneficiary of Mortgagor or any shareholder, partner, member, trustee or beneficiary of any Constituent Owner, all without the prior written consent of Mortgagee.

(6) The corporate authority and right of Mortgagor to do business in the State of Florida is terminated, withdrawn, cancelled or modified.

(7) Mortgagor’s existence as a legal entity for any reason, by operation of law or otherwise, is modified in any way adverse to Mortgagee or terminates and is not reinstated within sixty (60) days thereafter.

(8) Key Bank National Association as agent for one or more lenders or for itself, or successors or assigns, or (b) any other lender that has a lien or security interest on any one or more of the Mortgagee Related Parties, acquires one or more of the Mortgagee Related Parties, or any interest therein, (including, without limitation, membership interests, partnership interests, shares or other ownership interests). “Mortgagee Related Parties” mean: Mortgagor, Thompson National Properties, LLC, TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, L.P. or any other Constituent Owner,

8.2. Curable Non-Monetary Default. In the event of any Event of Default defined in Section 8.1(2) above which is capable of cure (sometimes a “Curable Non-Monetary Default”) and provided that the granting of such cure period does not jeopardize the lien of this Mortgage or the value of the Mortgaged Property then the Mortgagee shall not foreclose this Mortgage or terminate Mortgagor’s license, if any, to collect rents pursuant to any assignment of rents for such Curable Non-Monetary Default until after Mortgagee provides Mortgagor with written notice of such Curable Non-Monetary Default and such Curable Non-Monetary Default remains uncured on the earlier of (i) the thirtieth (30th) day (or such longer number of days, up to a maximum of sixty (60) days, as may be reasonably necessary to cure the Curable Non-Monetary Default, provided that Mortgagor continuously and diligently pursues such cure) after such written notice, or (ii) any comparable cure period permitted by the applicable tenant leases, insurance policies or any other contracts.

IX. RIGHTS OF MORTGAGEE UPON DEFAULT

9.1 Acceleration of Indebtedness. Upon occurrence of an Event of Default or at any time thereafter, Mortgagee may at its option and without demand or notice to Mortgagor, accelerate the maturity of the Note and declare the Indebtedness secured hereby immediately due and payable. Unless otherwise provided herein, Mortgagor hereby waives presentment for payment, protest and demand, notice of protest, demand, dishonor and default, notice of intent to declare the Indebtedness immediately due and payable and notice of the declaration that the Indebtedness is immediately due and payable, and any and all rights Mortgagor may have to a hearing before any judicial authority prior to the exercise by Mortgagee of any of its rights under this Mortgage or any other agreements securing or executed in connection with the Indebtedness, all to the extent authorized by law.

9.2 Operation of Property by Mortgagee. Upon the occurrence of an Event of Default, or at any time thereafter, in addition to all other rights herein conferred on the Mortgagee, the

Mortgagee (or any person, firm or corporation designated by the Mortgagee) may, but will not be obligated to, enter upon and take possession of any or all of the Mortgaged Property, exclude Mortgagor therefrom, and hold, use, administer, manage and operate the same to the extent that Mortgagor could do so. If the Mortgaged Property includes any type of business enterprise, the Mortgagee may operate and manage such business without any liability of Mortgagee to Mortgagor resulting therefrom (excepting failure to use ordinary care in the operation and management of the Mortgaged Property); and the Mortgagee or Mortgagee’s designee may collect, receive and receipt for all proceeds accruing from such operation and management, and, at Mortgagor’s expense, make repairs and purchase needed additional property, and exercise every power, right and privilege of Mortgagor with respect to the Mortgaged Property. When and if the expenses of such operation and management have been paid and the Indebtedness has been paid, the Mortgaged Property shall be returned to Mortgagor (providing there has been no foreclosure sale). This provision is a right created by this Mortgage and cumulative of, and is not in any way to affect, the right of the Mortgagee to the appointment of a receiver given the Mortgagee by law.

9.3 Remedies.

(1) Foreclosure. Upon the occurrence of an Event of Default, or at any time thereafter, or upon the breach of any covenant, term or condition herein contained, Mortgagee may proceed by suit for a foreclosure of its lien on all or any portion of the Mortgaged Property, or to sue Mortgagor for damages on, arising out of said default or breach, or for specific performance of any provision contained herein, or to enforce any other appropriate legal or equitable right and Mortgagee may, pursuant to any final judgment of foreclosure, sell the Mortgaged Property as an entirety or in separate lots, units or parcels.

(2) Collateral. On the happening of any Event of Default, or at any time thereafter, Mortgagee shall have and may exercise with respect to the Collateral all rights, remedies and powers of a Secured Party under the Florida Uniform Commercial Code with reference to the Collateral or any other items in which a security interest has been granted herein, including without limitation the right and power to sell at public or private sale or sales or otherwise dispose of, lease or utilize the Collateral and any part or parts thereof in any manner to the fullest extent authorized or permitted under the Florida Uniform Commercial Code after default by Mortgagor without regard to preservation of the Collateral or its value and without the necessity of a court order, and apply the proceeds thereof first toward the payment of all costs and expenses and reasonable attorneys’ fees incurred by Mortgagee, and the balance toward the payment of the Indebtedness whether or not then due, and in such order or manner as Mortgagee may elect. In the Event of Default, Mortgagee shall have, among other rights, the right to take possession of the Collateral and to enter upon any premises where the same may be situated for the purpose of repossessing the same, without being guilty of trespass and without liability for damages occasioned thereby, and to take any action deemed appropriate or desirable by Mortgagee, at its option and its sole discretion, to repair, restore or otherwise prepare the Collateral for sale or lease or other use or disposition as authorized herein. To the extent permitted by law, Mortgagor expressly waives any notice of sale or any other disposition of the Collateral and any rights or remedies of Mortgagor or the formalities subscribed by law relative to the sale or disposition of the Collateral or to the exercise of any other right or remedy of

Mortgagee existing after default. To the extent that such notice is required and cannot be waived, Mortgagor agrees that if such notice is mailed postage prepaid to Mortgagor at the address shown herein at least five (5) days before the time of the sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for giving said notice.

Mortgagor agrees that Mortgagee may proceed to sell or dispose of both the real and personal property covered herein in accordance with the rights and remedies granted under this Mortgage with respect to the real property covered hereby. Mortgagor hereby grants Mortgagee the right, at its option, after default by Mortgagor to transfer at any time to itself or its nominee the Collateral or any part thereof and to receive the monies, income, proceeds and benefits attributable to the same and to hold the same as Collateral or to apply it on the Indebtedness, whether or not then due, and in such order and manner as Mortgagee may elect. Mortgagor covenants and agrees that all recitals and any document transferring, assigning, leasing or making other disposition of the Collateral or any part thereof shall be full proof of the matters stated therein and no other proof shall be required to establish the legal propriety of the sale or other action taken by Mortgagee and that all prerequisites of sale shall be presumed conclusively to have been performed or to have occurred. All rights to a marshalling of the assets of Mortgagor, including such rights with respect to the Collateral and the Mortgaged Premises, are hereby waived.

(3) Application of Proceeds. The proceeds of any and all foreclosure sales of the Mortgaged Property shall be applied as follows: (i) to the payment of all necessary actions and expenses incident to such foreclosure, (ii) to the payment of the Indebtedness in such order as determined by Mortgagee, to the amount of the accrued interest and principal legally due thereon and all other sums secured hereby, and to the payment of attorneys’ fees as in the Note provided, and (iii) the remainder, if any, shall be paid to Mortgagor or such other person or persons entitled thereto by law.

(4) Multiple Sales. Upon the occurrence of any Event of Default or at any time thereafter, the Mortgagee shall have the option to proceed with foreclosure in satisfaction of said Event of Default, but without declaring the whole Indebtedness due, and provided that if any sale is made because of such Event of Default, such sale may be made subject to the unmatured part of the Note and Indebtedness secured by this Mortgage, and such sale, if so made, shall not in any manner affect the unmatured part of the Indebtedness secured by this Mortgage, but as to such unmatured part of the Indebtedness this Mortgage shall remain in full force and effect as though no sale had been made under the provisions of this paragraph. Several sales may be made under the provisions of this paragraph without exhausting the right of sale for any remaining part of the Indebtedness whether then matured or unmatured, the purpose hereof to provide for a foreclosure and sale of the Mortgaged Property for any matured part of the Indebtedness without exhausting any power of foreclosure and the power to sell the Mortgaged Property for any other part of the Indebtedness, whether matured at the time or subsequently maturing.

(5) Waiver of Appraisement Laws. Mortgagor waives the benefit of all laws now existing or hereafter enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property (commonly known as Appraisement Laws), or (ii) any extension of time for the enforcement of the collection of the Indebtedness or any creation or extension of a period of redemption from any sale made in collecting the Indebtedness (commonly known as Stay Laws and Redemption Laws).

X. USE OF INSURANCE PROCEEDS

10.1 Holding of Proceeds. Notwithstanding the provisions of Article VI, Section C, any insurance proceeds paid to Mortgagee will be first applied in payment of the expenses, if any, incurred by Mortgagee in the collection of said insurance proceeds and the balance, if any, will be held and disbursed by Mortgagee in accordance with the following provisions:

A. (1) Should there exist an Event of Default at the time of the casualty or should there occur at any time thereafter an Event of Default; (2) should either the HH Gregg Lease and/or the Publix Lease terminate a lease as a result of said damage, or, whether or not a result of such damage, at any time prior to the commencement of reconstruction; (3) should any insurance proceeds be remaining after the completion of all restoration work; (4) should one year or less remain until the maturity of the Note; or (5) should Mortgagor fail to comply with the requirements for disbursing the insurance proceeds, then in any of the said events, Mortgagee may, at its option, apply the insurance proceeds on the Indebtedness, in any order and whether due or not, or to the restoration of the Mortgaged Property, or to be released to Mortgagor, but any such application or release shall not cure or waive any default.

B. If the insurance proceeds have not been disbursed under the provisions of subparagraph A hereof, or if under subparagraph A Mortgagee elects to permit the insurance proceeds to be used for restoration of the Mortgaged Property, the proceeds will be held and disbursed as follows:

(1) Should the insurance proceeds be less than $50,000.00, Mortgagor shall immediately commence and complete the work of restoring the damaged property and Mortgagee will disburse the portion of the insurance proceeds to pay actual costs to replace, repair and restore the damaged property to Mortgagor upon (i) completion of the restoration work to a condition satisfactory to Mortgagee, (ii) submission of a written report by Mortgagor that all restoration work has been completed, and (iii) receipt by Mortgagee of such evidence as Mortgagee may require that all mechanics and materialmen performing work or supplying materials for the restoration work have been fully paid.

(2) Should the insurance proceeds equal or be in excess of $50,000.00, but less than $100,000.00, Mortgagor shall cause plans and specifications (“Plans”) for the restoration of the damaged property to be submitted to Mortgagee for approval. Upon receipt of Mortgagee’s approval, Mortgagor shall forthwith commence and complete the restoration of the damaged property in accordance with the approved Plans. Mortgagee will disburse the portion of the insurance proceeds to pay the actual costs to repair and restore the damaged property to Mortgagor upon (i) completion of the restoration work to a condition satisfactory to Mortgagee, (ii) submission of a written report by Mortgagor that all restoration work has been completed, and (iii) receipt by Mortgagee of such evidence as Mortgagee may require that all mechanics and materialmen performing work or supplying materials for the restoration work have been completely paid.

(3) If the insurance proceeds are equal or in excess of $100,000.00: (a) Plans for the restoration of the damaged property and a cost estimate will both be prepared by an architect employed by Mortgagor and acceptable to Mortgagee. The Plans and cost estimates will be submitted to Mortgagee for approval. Upon receipt of Mortgagee’s approval, Mortgagor will promptly commence and diligently pursue the restoration work in accordance with the approved Plans. (b) If prior to the commencement of, or at any time during the restoration work, Mortgagee shall determine that the total cost of the restoration work shall exceed the balance of the insurance proceeds held in its possession, Mortgagor shall immediately pay, in cash, to Mortgagee the amount of such excess costs. Until the amount of said excess costs is paid to Mortgagee, Mortgagee shall not be obligated to disburse any of the insurance proceeds held by it. The insurance proceeds and the amount of excess costs paid by Mortgagor are hereinafter called “Construction Funds”. The amount of such excess costs paid by Mortgagor shall be disbursed prior to the disbursement of any of the insurance proceeds held by Mortgagee. (c) The Construction Funds will be made available to Mortgagor as restoration repair work progresses pursuant to certificates of the architect approved by Mortgagee, submitted not more than once every thirty (30) days. There shall be delivered to Mortgagee such other evidences as Mortgagee may reasonably request, from time to time, during the restoration work, as to the progress of the work, the compliance with the approved Plans, the total cost of restoration work to date of request, the total cost needed to complete the restoration work, lien waivers or evidence of no liens against the Mortgaged Property. If at any time during the course of the restoration work, Mortgagee learns of facts concerning the restoration work which is materially adverse to Mortgagee, or payment or nonpayment of mechanics and materialmen, or inaccuracy of any information furnished with respect to it, Mortgagee may withhold the disbursement of funds until such time as it is prudent to continue to disburse the Construction Funds or may determine not to make any further disbursements of the Construction Funds and instead to apply all such funds remaining to the payment of the Indebtedness then outstanding, whether due or not at such time, without any prepayment premium, and in such order as determined by Mortgagee.

C. Mortgagee shall not be required to hold any funds received by it described in this Article X in any account special or separate from Mortgagee’s general account. No such funds shall be required to be placed in any interest bearing account, and any interest earned thereon shall constitute additional insurance proceeds to be applied as provided in this Mortgage.

XI. SPECIAL CONDITIONS

This document is expressly made subject to the following special conditions.

11.1 Jury Trial Waiver. MORTGAGOR RECOGNIZES THAT DISPUTES ARISING OUT OF THE LOAN TRANSACTION SECURED BY THIS MORTGAGE ARE LIKELY TO BE COMPLEX AND WISH TO STREAMLINE AND MINIMIZE THE COST OF THE DISPUTE RESOLUTION PROCESS BY AGREEING TO WAIVE ITS RIGHT TO JURY TRIAL. MORTGAGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR

COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF ANY OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY MORTGAGEE IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS MORTGAGE OR THE OTHER LOAN DOCUMENTS.

11.2 Waiver and Election. The exercise of any right or remedy by Mortgagee shall not be considered as a waiver of any right or remedy nor shall any acceptance by Mortgagee of Mortgagor’s partial payment or partial performance of obligations under the Note or hereunder, nor shall any failure or delay by Mortgagee in exercising any of its rights or remedies as to any Event of Default which may occur, operate as a waiver by Mortgagee of its rights or remedies with respect to the occurrence of any other or further Event of Default or to the recurrence of the same Event of Default. The filing of a suit to foreclose the Mortgage granted by this Mortgage either on any matured portion of the Indebtedness or for the whole of the Indebtedness, shall never be considered an election so as to preclude foreclosure under power of sale after a dismissal of the suit; nor shall the filing of the necessary notices for foreclosure, as provided in this Mortgage, preclude the exercise by Mortgagee of any other right or remedy including, without limitation, the prosecution of a later suit thereon.

11.3 Usury. Notwithstanding any provision in this Mortgage to the contrary, it is expressly provided that in no case or event should the aggregate amounts, which by applicable law are deemed to be interest with respect to this Mortgage, the Note or any document securing, evidencing or relating to the Note ever exceed the “Maximum Nonusurious Rate” (as defined in the Note). In this connection, it is expressly stipulated and agreed that it is the intention of Mortgagee and the Mortgagor to contract in strict compliance with applicable usury laws of the State of Florida and/or of the United States (whichever permits the higher rate of interest) from time to time in effect. Nothing in this Mortgage, the Note or any document securing, evidencing or relating to the Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Nonusurious Rate. If under any circumstances the aggregate amounts contracted for, charged or paid with respect to the Note which by applicable law are deemed to be interest, would produce an interest rate greater than the Maximum Nonusurious Rate, the Mortgagor and any other person obligated to pay the Note, stipulates that the amounts will be deemed to have been paid, charged or contracted for as a result of an error on the part of Mortgagor, any other person obligated for the payment of the Note and the Mortgagee and upon discovery of the error or upon notice thereof from the Mortgagor or the party making such payment, the Mortgagee or the party receiving such excess payment shall, at its option, refund the amount of such excess payment or credit the excess payment against any other amount due under the Note. In addition, all sums paid or agreed to be paid to the holder of the Note for the use, forbearance or detention of monies shall be, to the extent permitted by applicable law, amortized, prorated, allocated and spread through the term of the Note.

11.4 Enforceability. If any provision hereof is presently or at any time becomes invalid or unenforceable, the other provisions hereof shall remain in full force and effect, and the remaining provisions hereof shall be construed in favor of the Mortgagee to effectuate the provisions hereof.

11.5 Application of Payments. If the lien or liens created by this Mortgage are invalid or unenforceable as to any part of the Indebtedness or if such lien or liens are invalid or unenforceable as to any part of the Mortgaged Property, the unsecured or partially unsecured portion of the Indebtedness shall be completely paid prior to the payment of the remaining and secured or partially secured portion of the Indebtedness and all payments made on the Indebtedness, whether voluntary or under foreclosure or other enforcement action or procedures, shall be considered to have been first paid on and applied to the full payment of that portion of the Indebtedness which is not secured or not fully secured by the lien or liens created herein.

11.6 Meaning of Particular Terms. Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall include all genders. The words “Mortgagor” and “Mortgagee” shall include their heirs, executors, administrators, successors and assigns. For convenience of drafting the following groups of words, and derivations thereof, are used interchangeably and any reference to one or more shall include the others notwithstanding anything seemingly to the contrary: (a) the words “act”, “omission” and “occurrence”; and (b) “instrument” and “document”.

11.7 Advances by Mortgagee. If Mortgagor shall fail to comply with the provisions with respect to the securing of insurance, payment of taxes, assessments, and other charges, the keeping of the Mortgaged Property in repair, or any other term or covenant herein contained, Mortgagee may, but shall not be obligated to, incur such expenses as deemed necessary by Mortgagee, and make advances to perform such provisions, terms or covenants, and where necessary enter the Mortgaged Property for the purpose of performing any such term or covenant. Mortgagee is further empowered, but not obligated, to make advances for any expenditure deemed advisable by Mortgagee for the preservation of the Mortgaged Property or for the continuation of the operation thereof. Mortgagor agrees to repay all sums so advanced or expended, and all expenses incurred by Mortgagee in connection with the exercise of any of its rights under this Mortgage, upon demand, with interest from the date such advances or expenditures are made, determined on the same basis as matured principal in the Note and all sums so advanced or expended, with interest, shall be secured hereby.

11.8 Release or Extension by Mortgagee. Mortgagee, without notice, may release any part of the Mortgaged Property or any person liable for the Indebtedness without in any way affecting the liens hereof on any part of the Mortgaged Property not expressly released and may agree in writing with any party with an interest in the Mortgaged Property to extend the time for payment of all or any part of the Indebtedness or to waive the prompt and full performance of any term, condition or covenant of any document securing, evidencing or relating to the Indebtedness.

11.9 Partial Payments. Acceptance by Mortgagee of any payment of less than the amount due on the Indebtedness shall be deemed acceptance on account only and the failure to pay the entire amount then due shall be and continue to be a default; and at any time thereafter and until the entire amount due on the Indebtedness has been paid, Mortgagee shall be entitled to exercise all rights conferred on it by the terms of this Mortgage upon the occurrence of an Event of Default.

11.10 Titles not to be Considered. All section, subsection, paragraph or other titles contained in this Mortgage are for reference purposes only and this Mortgage shall be construed without reference to said titles.

11.11 Construction of Mortgage. This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the lien hereof and the purposes and agreements herein set forth.

11.12 Additional Taxes and Indemnification. Mortgagor agrees that if any state, federal or municipal government, or any of its subdivisions having jurisdiction, shall levy, assess or charge any tax, assessment or imposition upon this Mortgage or the credit or indebtedness secured hereby or the Note or the interest of Mortgagee in the Mortgaged Premises or upon Mortgagee by reason of any of the foregoing (excepting therefrom any income tax on interest payments on the principal portion of the Indebtedness secured hereby) then, Mortgagor shall pay all such taxes to or for Mortgagee as they become due and payable, and provided further that in the event of passage of any law or regulation permitting, authorizing or requiring the tax, assessment or imposition to be levied, assessed or charged, which law or regulation prohibits Mortgagor from paying the tax, assessment or imposition, to or for Mortgagee, then all sums hereby secured shall become immediately due and payable at the option of the Mortgagee. Mortgagor agrees to exhibit to Mortgagee at any time upon request, official receipts showing payment of all taxes, assessments and charges which Mortgagor is required or elects to pay hereunder. Mortgagor agrees that if the United States Government or any department or bureau thereof shall at any time require revenue stamps to be affixed to the Note or this Mortgage, Mortgagor will upon demand pay for stamps in the required amount and deliver them to Mortgagee and Mortgagor agrees to INDEMNIFY and HOLD HARMLESS Mortgagee against loss, damage, liability or expense (including reasonable attorney’s fees and investigatory expenses) on account of such revenue stamps, whether such loss, damage, liability or expense arises before or after payment of the Note and any termination of the estate created by this Mortgage whether as a result of the exercise by Mortgagee of any default remedies available to it at law or in equity or otherwise; SUCH INDEMNITY AND HOLD HARMLESS SPECIFICALLY INCLUDES ANY LOSS, DAMAGE, EXPENSE OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY OR SIMPLE NEGLIGENCE, AS OPPOSED TO THE GROSS NEGLIGENCE, OF AN INDEMNITEE, but such indemnity and hold harmless shall not apply to the extent that such loss, damage, expense or liability is caused by or attributable to Mortgagee’s gross negligence or willful misconduct.

11.13 Indemnification. MORTGAGOR AGREES TO INDEMNIFY AND HOLD HARMLESS MORTGAGEE FROM ALL LOSS, DAMAGE AND EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES AND INVESTIGATORY EXPENSES, INCURRED IN CONNECTION WITH ANY SUIT OR PROCEEDING IN OR TO WHICH MORTGAGEE MAY BE MADE A PARTY FOR THE PURPOSE OF PROTECTING THE LIEN OF THIS MORTGAGEE, but such indemnity and hold harmless shall not apply to the extent that such loss, damage, expense or liability is caused by or attributable to Mortgagee’s negligence or willful misconduct. Mortgagor’s obligations pursuant to the foregoing indemnity and hold harmless shall survive any termination of the estate created by this Mortgage whether as a result of the exercise by Mortgagee of any default remedies available to it at law or in equity or otherwise.

11.14 Additional Documents. Mortgagor agrees that upon request of Mortgagee it will from time to time execute, acknowledge and deliver all such additional documents and further assurances of title and will do or cause to be done all such further acts and things as may be reasonably necessary fully to effectuate the intent of this Mortgage. The Mortgagor within ten (l0) days upon request in person or by mail will furnish a duly acknowledged written statement setting forth the amount of the debt secured by this Mortgage, the date to which interest has been paid and stating either that no offsets or defenses exist against the debt secured hereby, or, if such offsets or defenses are alleged to exist, the nature thereof.

11.15 Disclosure. Mortgagor agrees to disclose to Mortgagee upon request, the then ownership of the beneficial interest in any trust which then holds legal title to the Mortgaged Property and shall cause the owner(s) of such beneficial interest to furnish sufficient evidence to Mortgagee for it to determine the identity of all of the parties which compose such owner(s).

11.16 Subrogation. In the event the Note is given for money advanced in the payment of a sum owing upon another note or indebtedness, Mortgagor hereby acknowledges that it has requested and does hereby request Mortgagee to advance the money necessary to pay such note or indebtedness, whether or not a release or transfer of said other note or indebtedness has been or will be executed by the owner and holder thereof, and Mortgagor hereby agrees that Mortgagee and Mortgagee’s assigns shall be, and are hereby, subrogated to any and all the rights, liens, remedies, equities, superior title and benefits held, owned, possessed or enjoyed at any time by any owner or holder of said other note or indebtedness, to secure payment to Mortgagee of the Note hereby secured and, accordingly, any such other note and indebtedness, and all liens securing same are hereby extended to the maturity date of the Note hereby secured in order to additionally secure such Note. Nothing in this Section 11.16 shall alter any obligation of Mortgagor hereunder or under the Note.

11.17. Time. Time is of the essence of this Mortgage.

11.18. Multiple Counterparts. This Mortgage may be executed in multiple counterparts, each of which shall be an original document and which, taken together, constitute one and the same agreement.

11.19. Future Advances. This Mortgage secures and shall be security for any and all future advances made by Mortgagee to Mortgagor (or any of them, if more than one), provided, however, that said future advances be made within twenty (20) years from the date hereof, and that the total unpaid balance secured hereby at any one time shall not exceed the amount of the Note plus $19,000,000.00, together with interest thereon at the rate then agreed upon, pursuant to Florida Statutes, Section 697.04. Nothing contained herein shall be deemed an obligation on the part of Mortgagee to make any further advances.

11.20 Partial Release.

(a) So long as no Event of Default exists, the privilege is hereby reserved to Mortgagor to obtain releases of each of the following platted lots included within the Mortgaged Property (the following, together with Lot 1 defined below, are referred to as the “Lots”) for the Release Payments as provided below and upon the other terms and conditions provided in the Section 11.20 below:

Lots 2, 3, 4, 5, 6, 7 and 8, Osceola Village, according to the plat thereof as recorded in Plat Book 21, Pages 17 and 18, Public Records of Osceola County, Florida.

Lot 1 in the aforesaid Osceola Village subdivision (“Lot 1”), which is also included within the Mortgaged Property, will not be released. Lot 1 is subject to the following leases: (A) that certain lease in favor of Publix Super Markets, Inc. pursuant to Memorandum of Lease recorded May 31, 2007, in Official Records Book 3491, Page 298; as amended by First Amendment to Memorandum of Lease recorded in Official Records Book 3548, Page 745; and Second Amendment to Memorandum of Lease recorded in Official Records Book 3742, Page 41, of the Public Records of Osceola County, Florida (the “Publix Lease”), and (B) that certain lease in favor of Gregg Appliances, Inc. dated July 9, 2007, as disclosed by Memorandum of Lease recorded December 5, 2007, in Official Records Book 3604, Page 2351, of the Public Records of Osceola County, Florida (“HH Gregg Lease”).

(b) So long as no Event of Default exists and subject to the following conditions being satisfied at Mortgagor’s sole cost and expense, Mortgagee shall approve and execute from time to time, as requested by Mortgagor, a recordable partial release of one or more of the Lots from the lien and operation of this Mortgage and any other Loan Document given in connection with the Loan (each Lot for which a release is requested pursuant to this section shall be considered the “Release Parcel”, and all other portions of the Mortgaged Property not previously released at that point in time shall be considered the “Remaining Parcel”):

(i) Prior to and as a condition for each release, Mortgagor shall demonstrate to Mortgagee’s satisfaction that the Release Parcel and the Remaining Parcel each comply with all applicable land use, zoning, subdivision, building, and safety ordinances and regulations, including without limitation, parking capacity requirements as may be required by applicable governmental laws and regulations, the HH Gregg Lease, the Publix Lease and what is reasonably necessary and desirable as determined by Mortgagee, in a manner that will permit the continued commercial use and operation of the Remaining Parcel for the same purposes and to the same extent as are required or reasonably desirable under the HH Gregg Lease, the Publix Lease and the leases for other tenants of the Remaining Parcel and its reconstruction to the same density as now exists in the event of a casualty;

(ii) Prior to and as a condition for each release, Mortgagor shall demonstrate to Mortgagee’s satisfaction that: (A) the Release Parcel and the Remaining Parcel will have adequate access to and from all dedicated public streets and highways for purposes of vehicular and pedestrian ingress and egress, and adequate availability and access for purposes of installation, operation, maintenance and repair of all utilities necessary or reasonably desirable for serving the Release Parcel and the Remaining Parcel, as applicable; (B) the Release Parcel and the Remaining Parcel, as applicable, will be served by separately metered utilities and will be separately assessed for real estate taxing purposes; and (C) the Remaining Parcel will have all rights and benefits necessary or reasonably desirable for the use and operation contemplated under the HH Gregg Lease, the Publix Lease and the leases with other tenants of the Remaining Parcel;

(iii) Prior to and as a condition for each release, Mortgagor shall demonstrate to Mortgagee’s satisfaction that: (A) all improvements built or to be built for the use and operation of each Lot have been or will be constructed solely within that Lot and that the partial release will not adversely affect the use or operation of any individual Lot; (B) except for cross easement rights created for all of the Lots pursuant to a Declaration of Restrictions and Reciprocal Easement Agreement prepared in accordance with (vii) below and approved by Mortgagee in its sole discretion, that no Lot will be dependent, for legal or practical purposes, upon any other Lot or improvements located or to be located thereon; and (C) each Lot has been platted (or replatted) so that each Lot is a self contained, single platted parcel;

(iv) Prior to and as a condition for each release, Mortgagor shall provide Mortgagee with two originals of an acceptable revised, as-built survey delineating the Remaining Parcel and the Release Parcel (including any private easements serving either parcel for access, utilities or drainage) in the same form and substance as the survey of the Mortgaged Property delivered to Mortgagee in connection for the subject loan prior to closing;

(v) Prior to and as a condition for each release, Mortgagor make the applicable Release Payment for each such Lot as provided below, which payment shall be applied, without any prepayment premium, first against principal balance of Note 2 and, if and when Note 2 is fully paid, then against the principal balance of Note 1. The Release Payments for each Lot is as follows:

Lot 2 (also sometimes referred to as Parcel C) 55,757 SF	$550,000.00
Lot 3 (also sometimes referred to as Parcel B) 58,370 SF	$585,000.00
Lot 4 (also sometimes referred to as Parcel A) 44,431 SF	$450,000.00
Lot 5 (also sometimes referred to as Parcel D) 55,757 SF	$550,000.00
Lot 6 (also sometimes referred to as Parcel E) 57,499 SF	$575,000.00
Lot 7 (also sometimes referred to as Parcel F) 71,438 SF	$715,438.00
Lot 8 (also sometimes referred to as Parcel G) 57,064 SF	$575,000.00

(vi) As a condition for each release, Mortgagor shall not be in default hereunder or under the Note, this Mortgage or any other Loan Document;

(vii) Prior to and as a condition for each release, Mortgagor shall provide Mortgagee with such endorsements Mortgagee’s title insurance policy as Mortgagee may request and approve in its sole discretion, including but not limited to an update endorsement, which shall evidence to Mortgagee’s satisfaction that this Mortgage continues to be a first lien against the Mortgaged Property.

(viii) Prior to and as a condition for the first release of any Lot, Mortgagor shall provide and record a Declaration of Restrictions and Reciprocal Easement Agreement (“REA”) encumbering and appurtenant to all of the Lots that is satisfactory to Mortgagee in its sole discretion. The REA shall impose and grant such easements for access, parking, drainage, utilities and other uses as may be required by any governmental site plan applicable to the Lots, provided that they are also approved by Mortgagee. The REA shall also document the establishment of a not for profit property owners association (“Association”) with the power and authority to levy assessments against each of the Lots for the purpose of raising the funds necessary from time to time to construct, maintain and replace improvements for all validly existing easements now or hereafter affecting the Lots. Under the REA the Association shall be vested with the power and authority to file claims of lien against any Lot for which an assessment is not timely paid. The REA shall also establish restrictions on the Lots so as to comply with the provisions of the HH Gregg Lease, the Publix Lease and the leases with other tenants of the Remaining Parcel; and

(ix) All costs incurred in connection with this Section 11.20 and the partial releases contemplated hereby shall be paid by Mortgagor, including without limitation all reasonable attorney’s fees and expenses of Mortgagee, survey costs, and the premiums and other charges for applicable title insurance endorsements to Mortgagee’s title insurance policy.

XII. PROFIT PARTICIPATION.

In addition to, and not in substitution of, Mortgagor’s obligation to pay Mortgagee interest and principal in accordance with the terms of the Note, Mortgagor hereby grants to Mortgagee a profit participation in the Mortgaged Property equal to twenty-five percent (25%) of the Net Profits (as hereinafter defined) received by Mortgagor upon the sale of the Mortgaged Property (the “Twenty-Five Per Cent Profit Participation Payment”). Mortgagor and Mortgagee acknowledge and agree that the value of such Twenty-Five Per Cent Profit Participation Payment substantially depends on the success of the Mortgagor’s acquisition and operation of the Mortgaged Property with the proceeds of the loan evidenced by Note secured hereby. As used herein, the term “Net Profits” shall mean (1) the gross proceeds received by Mortgagor upon a sale of the Mortgaged Property in an arms-length transaction at market rates to third parties, unaffiliated with Mortgagor, less (2) the sum of: (a) principal repaid to the Mortgagee out of such sales proceeds at the time of such sale; (b) to the extent that Mortgagee has approved the following as customary and reasonable, such approval not to be unreasonably withheld or delayed: all bona fide closing costs and similar expenses provided that all such closing costs and similar expenses are paid to third parties, unaffiliated with Mortgagor, including, without limitation, reasonable brokerage fees and reasonable attorneys’ fees paid to third parties, unaffiliated with Mortgagor and incurred by Mortgagor in connection with the sale; and (c) a stipulated amount of $3,200,000.00. Any sale of the Mortgaged Property shall be arms-length transactions at market rates to third parties, unaffiliated with Mortgagor.

It is the intention of Mortgagor and Mortgagee that Mortgagor shall consummate a bona fide arm’s length sale of all of the Mortgaged Property to an unrelated third party on or before the Scheduled Maturity Date (as defined in the Note) and pay Mortgagee the Twenty-Five Per

Cent Profit Participation Payment. If for any reason consummation of such sale has not occurred on or before the Scheduled Maturity Date or any earlier foreclosure of this Mortgage, Mortgagor shall be deemed to have sold the Mortgaged Property as of the business day immediately preceding the Scheduled Maturity Date or the filing date of the foreclosure action, whichever is applicable, for an amount equal to the Stipulated Sales Price and pay Mortgagee the Twenty-Five Per Cent Profit Participation Payment. In the event the Note is prepaid, Mortgagor shall also be required to immediately pay to Mortgagee the Twenty-Five Per Cent Profit Participation Payment based upon a deemed sale of the Mortgaged Property for the Stipulated Sales Price. Mortgagor’s obligation to pay Mortgagee the Twenty-Five Per Cent Profit Participation Payment shall survive the prepayment of the Note or payment of the Note on the Scheduled Maturity Date and shall continue to be secured by this Mortgage which lien shall be prior and superior to any liens or encumbrances on the Mortgaged Property created after the date hereof. “Stipulated Sales Price” shall have the meaning as provided in Exhibit “C” attached hereto and incorporated herein for all purposes.

XIII. LIMITATION OF LIABILITY

Except with respect to the Master Lease or the Master Lease Guaranty or as otherwise specifically provided herein, in the event of a default in the payment of the Note by Mortgagor, or any default under this Mortgage or any other document securing, evidencing or relating to the Note, Mortgagee’s sole recourse shall be against the Mortgaged Property described in this Mortgage and such other documents securing, evidencing or relating to the Note, and Mortgagee shall not be entitled to recover any deficiency judgment against Mortgagor if the foreclosure or recovery of such Mortgaged Property is not sufficient to pay the amount owed by Mortgagor hereunder. Notwithstanding the foregoing limitation of liability, Mortgagor shall be fully liable (a) for fraud or misrepresentation made in or in connection with the Note or any document securing, evidencing or relating to the payment of the Note or the apparent purpose of which is to deprive Mortgagee of the security for the Note; (b) for failure to pay taxes, assessments, charges for labor or materials or any other charges which can create liens on any portion of the Mortgaged Property except to the extent funds for payment of said taxes, assessments, charges for labor or materials or any other charges were placed in escrow with Mortgagee; (c) for the misapplication of (i) proceeds of insurance covering any portion of the Mortgaged Property, or (ii) proceeds of the sale or condemnation of any portion of the Mortgaged Property, or (iii) rentals and security deposits received by or on behalf of Mortgagor subsequent to the date on which Mortgagee gives written notice of the posting of foreclosure notices or the exercise of Mortgagee’s assignment of rents; (d) for failure to maintain, repair or restore the Mortgaged Property in accordance with any document securing, evidencing or relating to the payment of the Note; (e) for any act or omission knowingly or intentionally committed or permitted by Mortgagor which results in the waste, damage or destruction to the Mortgaged Property, but only to the extent such events are not covered by insurance proceeds which are received by Mortgagee; (f) for the return to Mortgagee of all unearned advance rentals and security deposits paid by tenants of the Mortgaged Property or any guarantors of the leases of such tenants which are not rightfully refunded to or which are forfeited by such tenants or guarantors; (g) for the return of, or reimbursement for, all personal property taken from the Mortgaged Property by or on behalf of Mortgagor and not otherwise replaced with personal property of like kind and similar value (normal wear and tear excepted); (h) for any liability of Mortgagor pursuant to the provision contained in this Mortgage pertaining to hazardous or toxic materials or substances; (i) for any liability of Mortgagor pursuant to the Certificate and Indemnity Regarding Hazardous Substances executed by Mortgagor and delivered to Mortgagee in connection with the indebtedness evidenced by the Note; (j) for failure to maintain or alter the Mortgaged Property in compliance with the Americans with Disabilities Act of 1990, as it may be amended from time to time; and (k) for all court costs and reasonable attorneys’ fees incurred in connection with the enforcement of one or more of the above subparagraphs (a) through (j), inclusive. Nothing in this paragraph, elsewhere this Mortgage, the Note or in any other Loan Document limiting Mortgagee’s recourse against Mortgagor shall alter, waive or otherwise limit any liability or obligation of TNP SRT Osceola Village Master Lessee, LLC as tenant under the Master Lease or TNP Strategic Retail Trust, Inc. or Thompson National Properties, LLC as guarantors under the Master Lease Guaranty. The Master Lease and the Master Lease Guaranty are independent of this Mortgage and survive the foreclosure of this Mortgage.

EXECUTED to be effective the 11th day of October, 2011.

[Remainder of Page Intentionally Reserved]

SIGNATURE PAGE TO MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT, FINANCING STATEMENT AND FIXTURE FILING GIVEN BY

TNP SRT OSCEOLA VILLAGE, LLC

TO AMERICAN NATIONAL INSURANCE COMPANY

MORTGAGOR:

TNP SRT OSCEOLA VILLAGE, LLC,
a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P.,
a Delaware limited partnership,
its sole member

	By:	TNP Strategic Retail Trust, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ Jack R. Maurer

		Name:	Jack R. Maurer

		Title:	Vice Chairman

STATE OF CALIFORNIA	)
)
COUNTY OF ORANGE	)

On October 6, 2011, before me, Bhriza Comacho, the undersigned, a Notary Public in and for said State, personally appeared Jack R. Maurer who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature: /s/ Bhriza Camacho
Name: Bhriza Comacho

(Seal)

Exhibit “A”

Legal Description

PARCEL 1:

Lots 1, 2, 3, 4, 5, 6, 7 and 8, Osceola Village, according to the plat thereof as recorded in Plat Book 21, Pages 17 and 18, Public Records of Osceola County, Florida.

PARCEL 2:

Together with non-exclusive appurtenant easements as created by that certain Access and Easement Agreement recorded in Official Records Book 3300, Page 2533, Public Records of Osceola County, Florida, for the purposes set forth therein, over and across the lands set forth therein.

Exhibit “B”

Permitted Exceptions

1.	Utility Agreement and Grant of Easement recorded in Official Records Book 1260, Page 1648, of the Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

2.	Settlement Agreement as to limited access to Osceola Parkway except for specific access points on Dyer Boulevard and Ballpark Road, recorded in Official Records Book 1360, Page 1242, of the Public Records of Osceola County, Florida. (As to Parcel 1)

3.	Ordinance recorded in Official Records Book 1387, Page 729, of the Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

4.	Agreement recorded in Official Records Book 1391, Page 2620, as amended in Official Records Book 2578, Page 1998, of the Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

5.	Notice recorded in Official Records Book 1649, Page 2349, of the Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

6.	Development Order recorded in Official Records Book 1890, Page 2354; as amended in Official Records Book 3097, Page 887; as affected by Agreement recorded in Official Records Book 3600, Page 1406; and Second Amended Development Order Fora Ridge Development of Regional Impact recorded in Official Records Book 3656, Page 346, of the Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

7.	Terms and provisions in the Reciprocal Non-Exclusive Retention Pond Access and Drainage Easement Agreement recorded in Official Records Book 3300, Page 2533, of the Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2) NOTE: Easements created lie upon Parcel 2.

8.	Notice recorded in Official Records Book 3409, Page 1369, of the Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

9.	Rights of public and quasi-public utilities to the continued maintenance of facilities in that portion of Ballpark Road platted in PB 16/148, and now being a portion of Lot 1, PB 21/17. (As to Parcel 1)

10.	Terms, covenants, conditions, restrictions, exclusive uses and, as to future transactions only, right of first refusal/option to purchase as contained in the Lease dated May 17, 2007, made by MPG Osceola Ltd., as Landlord, and Publix Super Markets, Inc., as Tenant, as disclosed by Memorandum of Lease recorded May 31, 2007, in Official Records Book 3491, Page 298; as amended by First Amendment to Memorandum of Lease recorded in Official Records Book 3548, Page 745; and Second Amendment to Memorandum of Lease recorded in Official Records Book 3742, Page 41, of the Public Records of Osceola County, Florida. (As to Parcel 1)

11.	Tohopekaliga Water Authority Water, Wastewater, and Reclaimed Water System Developer’s Service Agreement recorded in Official Records Book 3554, Page 65, of the Public Records of Osceola County, Florida. (As to Parcel 1)

12.	Terms, covenants, conditions and other matters contained in the Lease dated July 9, 2007, made by MPG Osceola, Ltd., as Landlord, and Gregg Appliances, Inc., as Tenant, as disclosed by Memorandum of Lease recorded December 5, 2007, in Official Records Book 3604, Page 2351, of the Public Records of Osceola County, Florida. (As to Parcel 1)

13.	Restrictions, conditions, reservations, easements and other matters contained on the plat of Osceola Village, as recorded in Plat Book 21, Pages 17 and 18, as affected by Affidavit of Surveyor recorded in Official Records Book 3720, Page 303, and Affidavit of Surveyor recorded in Official Records Book 3739, Page 703, Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

14.	Easement Deed to Kissimmee Utility Authority recorded in Official Records Book 3672, Page 1497, Public Records of Osceola County, Florida. (As to Parcel 1)

15.	Easement to Tohopekaliga Water Authority recorded in Official Records Book 3739, Page 704, Public Records of Osceola County, Florida. (As to Parcel 1)

16.	Irrigation Maintenance Agreement by and between MPG Osceola, Ltd. and the City of Kissimmee recorded in Official Records Book 3984, Page 719, Public Records of Osceola County, Florida. (As to Parcel 1 and Parcel 2)

17.	Rights of tenants, as tenants only, under unrecorded leases as set forth on the Rent roll provided to Lender. (As to Parcel 1)

EXHIBIT “C”

STIPULATED SALES PRICE

“Stipulated Sales Price” shall mean an amount equal to the Fair Market Value of the Mortgaged Property. “Fair Market Value” means the value of the Mortgaged Property determined as follows:

1. In the event a foreclosure of Mortgagee’s lien on all or any portion of the Mortgaged Property occurs prior to the determination of the Fair Market Value as provided in Section 2 below, then the Fair Market Value shall be the fair market value of the Mortgaged Property on the business day immediately prior to the filing of such foreclosure action, as determined by Mortgagee in its reasonable business judgment. Mortgagee may at any time execute a written memorandum setting forth such Fair Market Value, bur such memorandum is not required to establish Mortgagee’s determination of Fair Market Value. If no foreclosure sale occurs, the Fair Market Value shall be determined in accordance with Section 2 below.

2. (a) Not later than ninety (90) days prior to the Scheduled Maturity Date, as defined in the Note (the Scheduled Maturity Date is currently November 1, 2016 on the date hereof; however if one or both of such Note 1 and Note 2 that constitute the “Note” are ever modified so that such defined term is different in Note 1 and Note 2, then the Scheduled Maturity Date shall mean the later of such two dates) Mortgagor and Mortgagee shall attempt to agree on the Fair Market Value of the Mortgaged Property in their respective sole and absolute discretion. If Mortgagor and Mortgagee agree on the Fair Market Value of the Mortgaged Property, Mortgagor and Mortgagee shall execute, in duplicate originals, a written memorandum setting forth such Fair Market Value.

(b) In the event Mortgagee and Mortgagor are unable to agree on the Fair Market Value of the Mortgaged Property on or before the ninetieth (90th) day prior to the Scheduled Maturity Date or the prepayment of the Note, then Mortgagor and Mortgagee shall give notice to each other specifying the name and address of the appraiser such party appointed to act as an appraiser on its behalf. All appraisers appointed pursuant to this subparagraph (b) shall be disinterested appraisers who are members of The Appraisal Institute [successor to the American Institute of Real Estate Appraisers (“AIREA”)] (or any successor body with which it may be merged or, there be no successor, an association of comparable national standing selected by Lender and its reasonable business judgment) and shall be currently designated an “MAI” by such organization and otherwise as provided in subparagraph (e) below. If either Mortgagee or Mortgagor fail or refuse to designate an appraiser on or before the sixtieth (60th) day prior to the Scheduled Maturity Date or the prepayment of the Note, then the Fair Market Value of the Mortgaged Property shall be designated by the appraiser selected by the party who has timely designated its appraiser as herein set forth. Such appraiser shall report its determination of Fair Market Value of the Mortgaged Property to Mortgagee and Mortgagor within twenty (20) days after the date of its appointment. If both Mortgagee and Mortgagor fail or refuse to appoint an appraiser on or before the ninetieth (90th) day prior to the Scheduled Maturity Date, then the Fair Market Value of the Property shall be determined by the appraiser selected by the party who first gives notice to the other. Such appraiser shall report its determination of Fair Market Value of the Mortgaged Property to the Mortgagee and Mortgagor within twenty (20) days following the date of its appointment.

(c) If Mortgagee and Mortgagor both appoint appraisers as set forth in Subparagraph (b) above then the appraisers so chosen by Mortgagee and Mortgagor shall meet within twenty (20) days after the date of appointment of the last to be appointed and attempt to agree on the Fair Market Value of the Mortgaged Property or, in the alternative, appoint a third appraiser. In the event the two appraisers cannot agree upon the Fair Market Value of the Mortgaged Property within such twenty (20) day period they shall appoint among themselves a third appraiser within ten (10) days of the expiration such twenty (20) day period. In the event the two appraisers cannot agree upon a third appraiser within such ten (10) day period, then the third appraiser shall be selected by Mortgagee and Mortgagor if they can agree thereupon within a further period of ten (10) days. If the two appraisers so selected and the Mortgagee and Mortgagor cannot agree upon a third appraiser within the applicable ten day period, then either party on behalf of both, may request such an appointment by the president of the local chapter of The Appraisal Institute or any successor body with which it may be merged or, if there be no such successor, an association of comparable national standing selected by Mortgagee in its reasonable business judgment. In the event of the failure, refusal or inability of any appraiser to act within the times herein required, a new appraiser shall be appointed in its stead, which appointment shall be made in the same manner as hereinabove provided for the appointment of such appraiser so failing, refusing or unable to act. The appraisers shall report their respective determinations of the Fair Market Value of the Mortgaged Property to Mortgagee and to Mortgagor on the earlier to occur of (1) thirty (30) days after the appointment of the third appraiser or (2) 30 days prior to the Scheduled Maturity Date or the prepayment of the Note. The Fair Market Value of the Mortgaged Property shall be any estimate of the Fair Market Value of the Mortgaged Property joined in by at least two of the appraisers. If at least two of the three appraisers cannot agree on the Fair Market Value of the Mortgaged Property then the most dissimilar estimate of Fair Market Value among the three appraisals shall be disregarded and the remaining appraisal figures shall be averaged to determine the Fair Market Value.

(d) Each party shall pay the fees and expenses of the appraiser appointed designated by such party or designated for such party, as applicable, and the parties shall share equally in the fees and expenses of the third appraiser.

(e) Any appraiser appointed to serve in accordance with the provisions of this subparagraph (iv) shall have been actively engaged in the appraisal of commercial real estate of comparable property in Osceola County, Florida and/or Orange County, Florida, and/or any county adjoining one or both of such counties, for a period of not less than five (5) years immediately preceding its appointment.

(f) All notices, designations, appointments and other communications required or permitted pursuant to this Subparagraph (f) shall be in writing and shall be deemed to be given or delivered when actually received by the party to whom directed or, if earlier, regardless of when actually received, upon deposit in a regularly maintained receptacle for the United States Mail, postage prepaid, registered or certified mail, addressed to the party to whom directed at the address set forth in this Note or such other address that such party may have specified theretofore by notice actually received by the other party.

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